UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

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☒	Preliminary Information Statement
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☐	Definitive Information Statement

HG Holdings, Inc.
(Name of Registrant as Specified in its Charter)

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HG Holdings, Inc.

2115 E. 7th St., Suite 101

Charlotte, North Carolina 28204

NOTICE OF ACTION TO BE TAKEN WITHOUT A MEETING

To our Stockholders:

The purpose of this Information Statement is to notify our stockholders that (a) on March 29, 2021, the Board of Directors (the “Board”) of HG Holdings, Inc., a Delaware corporation (the “Company” “we,” “us” or “our”), and (b) on April __, 2021, the holders (the “Majority Stockholders”) of at least a majority of our common stock, par value $0.02 per share (the “common stock”), adopted resolutions by written consent, which approve an amendment to our restated certificate of incorporation (as amended, the “Certificate of Incorporation”) to effect a reverse stock split (the “Reverse Split”) of our common stock at a ratio to be determined by the Board prior to the effective time of the Amendment (as defined herein) of not less than 1-for-10 and not more than 1-for-20 (the “Action”). The Reverse Split will be effected by filing a Certificate of Amendment to the Certificate of Incorporation (the “Amendment”) with the Secretary of State of the State of Delaware.

The enclosed Information Statement is being furnished to holders of shares of our common stock as of the close of business on April __, 2021 (the “Record Date”).

The enclosed Information Statement is being furnished to you to inform you that the Action has been approved by the stockholders holding a majority of voting power with respect to the Action and the approval of the Action will become effective when we file the Amendment with the Secretary of State of the State of Delaware. For the avoidance of doubt, the Amendment will not be filed with the Secretary of State of the State of Delaware on a date that is earlier than 20 days after this Information Statement is first mailed to our stockholders. This Information Statement also constitutes notice under Section 228 of the Delaware General Corporation Law that the Action was approved by the written consent of the Majority Stockholders. The Board is not soliciting your proxy in connection with the adoption of these resolutions and proxies are not requested from stockholders. You are urged to read the Information Statement in its entirety for a description of the action taken by the majority stockholders.

The enclosed Information Statement was mailed on or about April __, 2021 to stockholders of record on the Record Date.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. NO VOTE OR OTHER ACTION OF THE COMPANY’S STOCKHOLDERS IS REQUIRED IN CONNECTION WITH THIS INFORMATION STATEMENT.

By Order of the Board of Directors,

Bradley G. Garner
Secretary

April __, 2021

HG Holdings, Inc.

2115 E. 7th St., Suite 101

Charlotte, North Carolina 28204

INFORMATION STATEMENT PURSUANT TO SECTION 14(C)

OF THE SECURITIES EXCHANGE ACT OF 1934

This Information Statement is to notify our stockholders that (a) on March  29, 2021, the Board of Directors (the “Board”) of HG Holdings, Inc., a Delaware corporation (the “Company” “we,” “us” or “our”) and (b) on April __, 2021, the holders of at least a majority of our common stock, par value $0.02 per share (the “common stock”), adopted resolutions by written consent, which approve an amendment to our restated certificate of incorporation (as amended, the “Certificate of Incorporation”) to effect a reverse stock split (the “Reverse Split”) of our common stock at a ratio to be determined by the Board prior to the effective time of the Amendment (as defined herein) of not less than 1-for-10 and not more than 1-for-20 (the “Action”). The Reverse Split will be effected by filing a Certificate of Amendment to the Certificate of Incorporation (the “Amendment”) with the Secretary of State of the State of Delaware.

The enclosed Information Statement is being furnished to holders of shares of our common stock as of the close of business on April __, 2021, the record date set in connection with this Information Statement (the “Record Date”), pursuant to Section 228 of the Delaware General Corporation Law (the “DGCL”) and Article II, Section 9 of our Restated Bylaws (the “Bylaws”).

Vote Required

Under Delaware law, our Certificate of Incorporation and Bylaws, approval of stockholders holding shares representing no less than the majority of our common stock is entitled to approve the Action.

As of the Record Date, there were 34,404,556 shares of common stock issued and outstanding, and each share of our outstanding common stock was entitled to one vote on the Action. No other shares of capital stock are issued and outstanding.

On April __, 2021, the holders of  ____________ shares of common stock (the “Majority Stockholders”) executed the written consent of the Majority Stockholders approving the Action pursuant to the Amendment.

Effective Date of Action by Written Consent of Majority Stockholders

Pursuant to Rule 14c-2 promulgated under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), the earliest date that the corporate actions being taken pursuant to the written consent of the Majority Stockholders can become effective is 20 days after the first mailing or other delivery of this Information Statement. After the foregoing 20-day period, we plan to file the Amendment with the Secretary of State of the State of Delaware, which filing will result in the Reverse Split becoming effective. We recommend that you read this Information Statement in its entirety for a full description of the Action.

No Appraisal Rights

Neither Delaware law, including the DGCL, nor our Certificate of Incorporation provide for dissenter’s rights of appraisal, and the Company will not independently provide our stockholders with any such rights, in connection with Action discussed in this Information Statement.

Interests of Certain Persons

No person who has been a director or officer of the Company at any time since the beginning of the last fiscal year has any substantial interest, direct or indirect, in any matter discussed in this Information Statement which differs from that of other stockholders of the Company.

Costs of the Information Statement

We are mailing this Information Statement and will bear the costs associated therewith. We are not making any solicitations. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of our common stock held of record by them, and will reimburse such persons for their reasonable charges and expenses in connection therewith.

ACTION - REVERSE SPLIT

Our Board and the Majority Stockholders approved the Reverse Split, which will be effected by filing the Amendment with the Secretary of State of the State of Delaware substantially in the form set forth on Appendix A. Our Board is authorized to effect a reverse stock split of our common stock at a ratio to be determined by our Board prior to the Effective Time of the Amendment of not less than 1-for-10 and not more than 1-for-20.

Our Board reserves the right to elect to abandon the Reverse Split if it determines, in its sole discretion, that the Reverse Split is no longer in the best interests of the Company and its stockholders.

Reasons to Effect a Reverse Split

Potential for listing on NASDAQ

Our common stock is currently quoted on the OTCQB, one of the OTC Markets Group over-the-counter markets, which is not a national securities exchange. Our Board intends to apply for the listing of our common stock on the NASDAQ Stock Market (“NASDAQ”) or a similar national stock exchange. One of the key requirements for initial listing on NASDAQ is that our common stock must meet certain minimum bid price requirements, which our common stock currently does not meet. The Reverse Split is intended, in part, to help the Company meet the minimum bid price requirements for a potential up-listing on NASDAQ.

If our common stock is listed on NASDAQ, the liquidity of our common stock could be increased, which could result in higher prices for our common stock than might otherwise prevail while our common stock traded on the OTCQB, lowered spreads between the bid and asked prices for our common stock and lower transaction costs inherent in trading such shares. Additionally, certain investors will only purchase securities that are listed on a national securities exchange. As a result, a listing on NASDAQ may increase our ability to raise funds through the issuance of our common stock or other securities convertible into our common stock in the future from a larger pool of potential investors.

Although we believe that the Reverse Split would, at least initially, allow us to meet minimum bid price requirements for initial listing on NASDAQ, the effect of the Reverse Split on the price of our common stock cannot be predicted with any certainty, and the history of similar reverse stock splits for companies in similar circumstances is varied. As a result, there can be no assurance that:

●	the price of our common stock would rise in proportion to the reduction in the number of shares of our common stock outstanding following the Reverse Split;

●

even if the Reverse Split is initially successful in raising the price of our common stock, we would be successful in maintaining the minimum bid price of our common stock above the levels needed to achieve, and maintain, listing on NASDAQ for any extended period of time;

●

even if the price of our common stock satisfies the minimum bid price requirements for initial listing on NASDAQ, that we would be able to meet, or continue to meet, the other initial and continued listing standards for NASDAQ;

●	even if we are able to meet all initial standards for NASDAQ that we will be approved for listing; or

●	if we achieve listing of our common stock on NASDAQ, that our common stock would not be delisted by NASDAQ for failure to meet other continued listing standards in the future.

Moreover, while it is the current intent of our Board to apply for listing of our common stock on NASDAQ, there can be no assurance that the Board will not later decide that pursuing such listing is not in the best interests of the Company and its stockholders.

Additionally, even though a Reverse Split, by itself, would not impact the Company’s assets or prospects, the Reverse Split could be followed by a decrease in the aggregate market value of our common stock. The price of our common stock will also continue be based also on other factors that are unrelated to the number of shares outstanding, including our future performance.

Potential Increased Investor Interest

Our Board believes that a higher share price for our common stock could also help generate investor interest in the Company. Many investment funds may be reluctant to invest in lower priced stocks and some potential investors may be prohibited from investing in “penny stocks” (as discussed in more detail below). Investors may also be dissuaded from purchasing lower priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Furthermore, various regulations and policies restrict the ability of stockholders to borrow against or “margin” low-priced stock and declines in the stock price below certain levels may trigger unexpected margin calls.

Notwithstanding the foregoing, the liquidity of our common stock may be adversely affected by the Reverse Split as a result of fewer shares of common stock being outstanding after giving effect to the Reverse Split. However, the Board believes that the anticipated higher bid price will reduce, to some extent, the negative effects on the liquidity and marketability of the common stock inherent in some of the policies and practices of institutional investors and brokerage houses described above.

Our common stock is also currently deemed to be a “penny stock” (as defined in Rule 3a51-1 under the Exchange Act) and subject to the penny stock rules of the Exchange Act specified in rules 15g-1 through 15g-100. Such rules require broker-dealers, before effecting transactions in a penny stock, to meet certain additional disclosure requirements to their customers. The additional burdens imposed upon broker-dealers by such requirements can discourage broker-dealers from making a market, seeking or generating interest in our common stock and otherwise effecting transactions in our common stock, which can limit the market liquidity of our common stock and the ability of investors to trade our common stock.

Moreover, The Financial Industry Regulatory Authority (“FINRA”) has adopted rules that require a broker-dealer to have reasonable grounds for believing that the investment is suitable for that customer before recommending an investment to a customer. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. Thus, the FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may also limit which the market liquidity of our common stock and the ability of investors to trade our common stock.

If we are able to increase the price of our common stock through implementation of the Reverse Split (and, subsequently, achieve listing of our common stock on NASDAQ), our common stock may no longer be deemed a penny stock, or be considered speculatively low priced for purposes of FINRA Rules, and the burdens and limitations described above may be lifted.

Potential Effects of the Proposed Reverse Split

General

Upon effectiveness of the Reverse Split, our outstanding common stock will be combined, such that up to 20 shares of existing common stock will be combined into one new share of common stock. As of the Record Date, the Company had 34,404,556 shares of our common stock outstanding, against a total of 35,000,000 authorized shares of common stock. As a result, the Reverse Split, if and when effected by the Board, will decrease the Company’s issued and outstanding shares of common stock. The table below shows, as of the Record Date, the number of outstanding shares of common stock that would result from the Reverse Split (without giving effect to the treatment of fractional shares) if our Board were to approve a Reverse Split in the ratio of 1-for-10 (the lower end of the authorized range), 1-for-15 (a midpoint of the authorized range) or 1-for-20 (the maximum authorized range).

Reverse Split Ratio	Approximate Number of Outstanding Shares of Common Stock Following the Reverse Split
1-for-10	3,440,456
1-for-15	2,293,637
1-for-20	1,720,228

Except for adjustments that may result from the treatment of fractional shares as described below, each stockholder will hold the same percentage of the Company’s issued and outstanding common stock immediately following the Reverse Split as such stockholder holds immediately prior to the Reverse Split. The Reverse Split will affect all holders of our common stock uniformly and will not affect any stockholder’s percentage ownership interest in the Company or proportionate voting power (subject to the treatment of fractional shares). The Amendment will also not change the terms of our common stock, which will continue to have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the common stock currently outstanding. Our common stock will also remain duly authorized, fully paid and non-assessable.

Establishing the Ratio

The Board believes that the ability to determine the timing and to set the ratio within a range will provide it with the flexibility to implement the Reverse Split in a manner that maximizes the anticipated benefits for the Company and our stockholders. In determining whether to implement the Reverse Split and the specific ratio for the Reverse Split, the Board may consider, among other things, factors such as:

●	the historical trading price and trading volume of our common stock.

●	the prevailing trading price and trading volume of our common stock, and the anticipated impact of the Reverse Split on the trading market for our common stock.

●	the anticipated impact of the Reverse Split on the Company’s ability to raise additional financing.

●	the initial listing requirements of NASDAQ, including the minimum bid price, the minimum number of round-lot holders and the minimum number of publicly held shares.

Impact on Shares of Common Stock Available for Future Issuance

Currently, we are authorized to issue up to 35,000,000 shares of common stock, of which 34,404,556 shares were issued and outstanding as of the Record Date. In addition, we are authorized to issue up to 1,000,000 shares of preferred stock, but none are issued and outstanding as of the Record Date so the Reverse Split has no impact on preferred stock. In connection with the Reverse Split, our Board has determined to keep the total number of authorized shares of common stock the same under our Certificate of Incorporation after giving effect to the Reverse Split. As a result, we will have the ability to issue a greater percentage of our common stock in relation to our outstanding shares after the Reverse Split than we currently have.

The additional shares of common stock authorized for issuance would have the same rights and privileges under our Certificate of Incorporation as the shares of common stock currently authorized for issuance. Holders of the Company’s common stock do not have preemptive rights to subscribe for and purchase any new or additional issues of common stock or securities convertible into common stock.

Our Board believes that the availability of additional authorized shares of common stock is in the best interests of the Company and its stockholders and will provide us with additional flexibility, including having shares available for issuance for such corporate purposes as the Board may determine in its discretion, including, without limitation:

●

exercise or conversion of securities convertible into, or exercisable for, shares of common stock (including preferred stock, convertible notes and debentures, warrants, options and other convertible securities);

●	future acquisitions;

●	investment opportunities;

●	stock dividends or other distributions;

●	issuance in connection with compensation arrangements, including pursuant to future equity compensation plans; and

●	future financings and other corporate purposes.

The Company has no current plans, proposals, or arrangements, written or otherwise, at this time to issue any of the newly available authorized shares of common stock (except shares of common stock that may be issued upon exercise of outstanding restricted stock awards).

No further stockholder approval is required to issue any additional shares of common stock. Any issuance of additional shares of common stock could have the effect of diluting any future earnings per share and book value per share of the outstanding shares of our common stock, and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of the Company.

Anti-Takeover Effects

Although not designed or intended for such purposes, the overall effect of keeping the number of our authorized shares of common stock the same under our Certificate of Incorporation after giving effect to the Reverse Split could be to enable our Board to render more difficult or discourage an attempt to obtain control of the Company that may be favored by a majority of stockholders and/or that may provide an above market premium to our stockholders, since the additional shares could be issued to purchasers who support our Board and are opposed to a takeover.

Our Board’s determination to keep the number of our authorized shares of common stock the same under our Certificate of Incorporation after giving effect to the Reverse Split is not prompted by any specific effort or perceived threat of takeover. We are not currently aware of any pending or proposed transaction involving a change of control. Nor is the change in authorized shares of common stock a plan by the Board or management to adopt a series of amendments to the Company’s certificate of incorporation or Bylaws to institute an anti-takeover provision. The Company does not have any plans or proposals to adopt other provisions or enter into other arrangements that may have material anti-takeover consequences.

Potential Odd Lots

The Reverse Split could result in some stockholders holding less than 100 shares of common stock and as a consequence may incur greater costs associated with selling such shares. Brokerage commissions and other costs of transactions in odd lots may be higher, particularly on a per-share basis than the cost of transactions in even multiples of 100 shares.

Accounting Matters

The Reverse Split would not affect the par value of our common stock, which will remain $0.02 per share of common stock. As a result, upon effectiveness of the Reverse Split, the stated capital on our balance sheet attributable to the common stock will be reduced in proportion to the fraction by which the number of shares of common stock are reduced, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of our common stock will be increased because there will be fewer shares of our common stock outstanding. In subsequent financial statements, net income or loss per share and other per share amounts for periods before the Reverse Split will be recast to give retroactive effect to the Reverse Split.

No Going Private Transaction

The Reverse Split is not intended as a “going private transaction” within the meaning of Rule 13e-3 under the Exchange Act.

Effect on Restricted Stock Awards

Upon effectiveness of the Reverse Split, all outstanding restricted stock awards will be adjusted to reflect the Reverse Split. The number of shares of common stock that the holders of outstanding restricted stock awards may receive upon vesting may decrease, in proportion to the fraction by which the number of shares of common stock underlying such restricted stock awards are reduced as a result of the Reverse Split.

Registration and Trading of our Common Stock

Our common stock is currently registered under Section 12(g) of the Exchange Act, and we are subject to periodic reporting and other requirements of the Exchange Act. If the Board determines to implement the Reverse Split, the Reverse Split will not affect the registration of our common stock under the Exchange Act or our obligation to publicly file financial and other information with the Securities and Exchange Commission (the “SEC”). If a Reverse Split is implemented, our common stock will begin trading on a post-split basis after the Effective Time. We will announce the Effective Time and timing for post-split trading to commence in a Current Report on Form 8-K at the time of implementation. On the date that our common stock begins trading on a post-split basis, we expect that our trading symbol as quoted on the OTCQB will change to “STLYD.”  The “D” will be removed 20 business days from that date, and the symbol will revert to the original symbol of “STLY.”  In connection with the Reverse Split, the Company’s CUSIP number (which is an identifier used by participants in the securities industry to identify our common stock) will change to a number that will also be announced in such Current Report on Form 8-K.

Effectiveness of Amendment

If implemented, the Reverse Split will be effective upon filing of the Amendment with the Secretary of State of the State of Delaware or such other time as specified in such Amendment (the “Effective Time”) without any action on the part of our stockholders and without regard to the date that any stock certificates representing the stock prior to the Reverse Split are physically surrendered. For the avoidance of doubt, the Amendment will not be filed with the Secretary of State of the State of Delaware on a date that is earlier than 20 days after this Information Statement is first mailed to our stockholders. The Amendment will be in substantially the form attached to this Information Statement as Appendix A.

Exchange of Book-Entry Shares

Upon effectiveness of the Reverse Split, stockholders whose shares are uncertificated and held in “street name” with a broker or other nominee, either as direct or beneficial owners, will have their holdings automatically exchanged by their brokers to give effect to the Reverse Split. In addition, stockholders whose shares are held in book-entry form on the books of our transfer agent, Continental Stock Transfer & Trust Company (“Continental”), will have their holdings automatically exchanged by Continental to give effect to the Reverse Split. Continental will issue new statements of holdings following such exchange.

Exchange of Shares held in Certificate Form

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATES AND SHOULD NOT SUBMIT THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL FORM FROM OUR TRANSFER AGENT.

Stockholders holding shares of our common stock in certificated form will be sent a transmittal letter by Continental after the Effective Time to be used in forwarding their certificates for surrender and exchange for the whole number of new shares of our common stock that such stockholder is entitled to receive as a result of the Reverse Split. For ease of stockholder record-keeping, we ask that Continental provide instructions for the exchange of those certificates into book-entry shares in lieu of certificates. The book-entry shares would be held in a separate account on the books of our transfer agent for the benefit of each stockholder. Each stockholder who surrenders certificates will receive a book-entry account statement reflecting the shares of our common stock to which such stockholder is entitled as a result of the Reverse Split, or in lieu thereof, such stockholder may elect to receive new certificates representing the shares of our common stock to which he or she is entitled as a result of the Reverse Split. No book-entry shares or new certificates will be issued to a stockholder until the stockholder has surrendered his or her outstanding certificate(s) together with the properly completed and executed transmittal form.

Fractional Shares

No fractional shares of common stock will be issued as a result of the Reverse Split. Instead, in lieu of any fractional shares to which a stockholder of record would otherwise be entitled as a result of the Reverse Split, we will pay cash (without interest) equal to such fraction multiplied by the 90-day Volume Weighted Average Price (“VWAP”) of our common stock on the OTCQB for the period immediately preceding the effective date of the Reverse Split (with such average closing sales prices being adjusted to give effect to the Reverse Split). After the Reverse Split, a stockholder otherwise entitled to a fractional interest will not have any voting, dividend or other rights with respect to such fractional interest except to receive payment as described above.

If the Board elects to implement the proposed Reverse Split, stockholders owning fractional shares will be paid out in cash for such fractional shares. For example, assuming the Board elected to consummate an Approved Split Ratio of 1:10, if a stockholder held eleven shares of common stock immediately prior to the Reverse Split, then such stockholder would be paid in cash for the one share of common stock (pre-split value) but will maintain ownership of the remaining share of common stock (post-split).

Federal Income Tax Consequences of the Reverse Split

The following discussion is a general summary of certain U.S. federal income tax consequences of the Reverse Split to U.S. Holders (as defined below) of our common stock and does not describe all of the income tax consequences that may be relevant to U.S. Holders (as defined herein) in light of their particular circumstances, including alternative minimum tax and Medicare contribution tax consequences. This discussion applies only to U.S. Holders of common stock who hold such common stock as capital assets for U.S. federal income tax purposes.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations each as in effect on the date hereof, all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion is for general information purposes only and the tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. In addition, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances or to holders who may be subject to special tax treatment, including without limitation, holders who are brokers or dealers in securities, regulated investment companies, real estate investment trusts, traders in securities that use a mark-to-market method of tax accounting, persons other than U.S. Holders, U.S. Holders whose functional currency is not the U.S. dollar, insurance companies, tax-exempt or governmental organizations, banks, financial institutions, U.S. Holders that hold our stock through a non-U.S. entity or non-U.S. account, or through an individual retirement or other tax-deferred account, U.S. holders who hold stock as part of a hedge, straddle, wash sale, conversion or constructive sale, or other integrated transaction, U.S. Holders that use the accrual method of accounting that are required to include certain amounts in income no later than the time such amounts are reflected on certain financial statements, U.S. expatriates (as defined in the Code), S corporations, partnerships or other pass-through entities for U.S. federal income tax purposes or a person that holds our stock through such entities, or U.S. Holders who acquired the common stock pursuant to the exercise of compensatory stock options or otherwise as compensation.

The following discussion also does not address the tax consequences of the Reverse Split under foreign, state or local tax laws, or under any U.S. federal tax laws relating to taxes other than U.S. federal income taxes (such as estate and gift taxes). Accordingly, each stockholder should consult his, her or its tax advisor to determine the particular tax consequences to him, her or it of a reverse stock split, including the application and effect of U.S. federal, state, local and/or foreign income tax and other laws.

This disclosure applies to you if you are a U.S. Holder. You are a “U.S. Holder” if, for U.S. federal income tax purposes, you are a beneficial owner of our common stock that is:

●	a citizen or individual resident of the United States, as defined for U.S. federal income tax purposes;

●

a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state therein or the District of Columbia;

●	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

●

a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons has the authority to control all substantial decisions of the trust or (ii) it has a valid election in place under applicable Treasury regulations to be treated as a U.S. person.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our stock, the tax treatment of the partnership and a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any such partner or partnership should consult its own tax advisor as to its tax consequences of the Reverse Split.

The Company has not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service (“IRS”) regarding the U.S. federal income tax consequences of the Reverse Split. This summary of certain U.S. federal income tax consequences is for general information only and is not tax advice. Each beneficial owner of our common stock is urged to consult its own tax advisor with respect to the application of U.S. federal income tax laws to its particular situation, as well as any tax consequences arising under the U.S. federal estate or gift tax laws or the Medicare tax on net investment income, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

The Company believes that the Reverse Split will constitute a reorganization under Code Section 368(a)(1)(E). Generally, if the Reverse Split qualifies as a recapitalization under Code Section 368(a)(1)(E), the Company should not recognize any gain or loss as a result of the Reverse Split and U.S. Holders should not recognize gain or loss for U.S. federal income tax purposes, except to the extent of cash received in lieu of fractional shares. The aggregate adjusted basis of the new shares of common stock will be the same as the aggregate adjusted basis of the common stock exchanged for such new shares, reduced by any basis allocated to the fractional share(s) for which cash is received. The holding period of the post-Reverse Split shares of the common stock resulting from implementation of the Reverse Split generally will include the stockholder’s respective holding periods for the pre-Reverse Split shares of common stock. A U.S. Holder who receives cash in lieu of fractional shares generally will recognize taxable gain or loss equal to the amount of cash received and such U.S. Holder’s tax basis allocated to the fractional share, provided that the receipt of cash is, for U.S. federal income tax purposes, (i) “not essentially equivalent” to a dividend, (ii) a “substantially disproportionate” redemption of stock (generally defined as a greater than 20 percent reduction in a U.S. Holder’s voting stock), or (iii) in complete termination of the U.S. Holder’s interest. Although we expect that the receipt of cash in lieu of fractional shares pursuant to the Reverse Split would be “not essentially equivalent” to a dividend, such determination must be made with respect to each U.S. Holder’s particular facts and circumstances.

If the receipt of cash by a U.S. Holder does not meet one of the three tests above, the receipt of cash will be treated as a dividend to such U.S. Holder to the extent of our earnings and profits as determined under U.S. federal tax principles. To the extent the cash exceeds our earnings and profits, it will first be treated as a tax-free return of the U.S. Holder’s tax basis and then as capital gain.

Gain or loss, if any, realized by a U.S. Holder on the receipt of cash in lieu of fractional shares will generally be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period with respect to the fractional share (taking into account the holding periods for pre-Reverse Split shares of common stock) is more than one year. Long-term capital gains recognized by non-corporate taxpayers are subject to reduced rates, while the deductibility of capital losses is subject to significant limitations.

Payments of cash in lieu of fractional shares to a U.S. Holder that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting, and may be subject to backup withholding, unless (i) the U.S. Holder is an exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that such U.S. Holder is not subject to backup withholding. If a U.S. Holder is subject to backup withholding, a paying agent within the United States will be required to withhold at the applicable statutory rate, currently 24%. U.S. Holders who are required to establish their exempt status generally must provide a properly completed IRS Form W-9. The amount of any backup withholding from a payment to a U.S. Holder is not an additional tax and will be allowed as a credit against such U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely and accurately furnished to the IRS. U.S. Holders should consult their tax advisors concerning the application of information reporting and backup withholding rules.

The tax discussion set forth above is included for general information only. U.S. Holders should consult with their own tax advisors to determine their particular tax consequences with respect to the Reverse Split, including the applicability and effect of state, local and non-U.S. tax laws.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April __, 2021 by each stockholder we know to be the beneficial owner of more than 5% of our outstanding common stock, by each director, by each of the executive officers and by all directors and executive officers as a group:

Name	Amount and Nature of Beneficial Ownership		Percent of Class
Solas Capital Management, LLC	13,980,619	(a)	40.6%
Hale Partnership Fund, L.P. and related parties	11,643,149	(b)	33.8%
Jeffrey S. Gilliam	49,991			(c)
Steven A. Hale II	11,976,482	(d)	34.8%
Bradley G. Garner	85,094			(c)
Peter M. Sherman	0			(c)
All directors and executive officers as a group (4 persons)	12,111,567	(e)	35.2%

_______________________

(a)

The beneficial ownership information for Solas Capital Management, LLC (“Solas”) is based upon the Schedule 13D/A filed with the SEC on June 29, 2020 by Solas and its managing member, Frederick Tucker Golden (“Golden”). The Schedule 13D/A indicates that Solas and Golden each have shared voting and dispositive power over all of the reported shares. The business address of Solas and Golden is 1063 Post Road, 2nd Floor, Darien, Connecticut 06820.

(b)

The beneficial ownership information reported is based upon the Schedule 13D/A filed with the SEC on July 2, 2020 by Hale Partnership Capital Management, LLC, Hale Partnership Capital Advisors, LLC, Hale Partnership Fund, L.P., MGEN II - Hale Fund, L.P., Clark - Hale Fund, L.P., and Steven A. Hale II. The Schedule 13D/A indicates that Hale Partnership Capital Management, LLC, and Steven A. Hale II each have shared voting and dispositive power over all of the reported shares; the Schedule 13D/A also indicates that Steven A. Hale II has sole voting power over 333,333 shares; the Schedule 13D/A also indicates that Hale Partnership Capital Advisors, LLC has shared voting and dispositive power over 9,971,228 shares; the Schedule 13D/A indicates that Hale Partnership Fund, L.P. has shared voting and dispositive power over 8,436,144 shares, MGEN II - Hale Fund, L.P. has shared voting and dispositive power over 362,947 shares, and Clark - Hale Fund, L.P. has shared voting and dispositive power over 1,172,137 shares; the Schedule 13D/A indicates that a Managed Account for which Hale Partnership Capital Management, LLC serves as the investment manager has shared and dispositive power over 1,671,921 shares. The principal business and principal office address for each of the aforementioned parties is 2115 E. 7th St., Charlotte, NC 28204

(c)	1% or less.
(d)	Includes 11,643,149 shares over which Mr. Hale shares voting and dispositive power as a result of his service as managing member of Hale Partnership Capital Management, LLC. See note (b) above.
(e)	Includes 11,643,149 shares over which Mr. Hale shares voting and dispositive power as a result of his service as managing member of Hale Partnership Capital Management, LLC. See note (b) above.

ADDITIONAL INFORMATION

Householding Matters

If you and one or more stockholders share the same address, it is possible that only one Information Statement was delivered to your address. Any registered stockholder who wishes to receive a separate copy of the Information Statement at the same address now or in the future may mail a request to receive separate copies to the Company at 2115 E. 7th St., Suite 101, Charlotte, North Carolina 28204, or call the Company at (252) 355-4610, Ext. 108, and the Company will promptly deliver the Information Statement to you upon your request. Stockholders who received multiple copies of this Information Statement at a shared address and who wish to receive a single copy may direct their request to the same address.

Available Information

Please read all the sections of this Information Statement carefully. The Company is subject to the reporting and informational requirements of the Exchange Act and in accordance therewith, files reports, proxy statements and other information with the SEC. These reports, proxy statements and other information filed by the Company with the SEC may be inspected without charge at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. Copies of this material also may be obtained from the SEC at prescribed rates. The SEC’s EDGAR reporting system can also be accessed directly at www.sec.gov.

By Order of the Board of Directors, Brad Garner Secretary April __, 2021

Appendix A

Form of Amendment to the Certificate of Incorporation

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT TO THE

RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED

OF

HG HOLDINGS, INC.

HG Holdings, Inc. (the “Corporation”) organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That the Board of Directors of the Corporation duly adopted a resolution proposing and declaring advisable and in the best interests of the Company and its stockholders the following amendment to the Restated Certificate of Incorporation of the Corporation, as amended (as amended, the “Amended and Restated Certificate of Incorporation”) and recommending that the stockholders of the Corporation consider and approve the resolution. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Restated Certificate of Incorporation, as amended, of HG Holdings, Inc. be, and it hereby is, amended to add the following after the first sentence of Article FOURTH thereof:

“Upon effectiveness (“Effective Time”) of this amendment to the Amended and Restated Certificate of Incorporation of the Corporation, a __ reverse stock split of the Corporation’s Common Stock shall become effective, pursuant to which each __ share of Common Stock outstanding and held of record by each stockholder of the Corporation (including treasury shares) immediately prior to the Effective Time (“Old Common Stock”) shall be reclassified and split into __ shares of Common Stock automatically and without any action by the holder thereof upon the Effective Time and shall represent __ shares of Common Stock from and after the Effective Time (“New Common Stock”). The number of authorized shares of Common Stock shall be unaffected by this action.

No fractional shares of Common Stock will be issued in connection with the reverse stock split. Stockholders of record who otherwise would be entitled to receive fractional shares, will be entitled to receive cash (without interest) in lieu of fractional shares, equal to such fraction multiplied by the 90-day Volume Weighted Average Price (“VWAP”) of our Common Stock on the exchange the Corporation is currently trading for the period immediately preceding the effective date of the Reverse Split (with such average closing sales prices being adjusted to give effect to the Reverse Split).

Each holder of record of a certificate or certificates for one or more shares of the Old Common Stock shall be entitled to receive as soon as practicable, upon surrender of such certificate, a certificate or certificates representing the largest whole number of shares of New Common Stock to which such holder shall be entitled pursuant to the provisions of the immediately preceding paragraphs, or if so indicated on the instruction form submitted with the certificate or certificates, evidence that such shares of new Common Stock are now held in book entry. Any certificate for one or more shares of the Old Common Stock not so surrendered shall be deemed to represent one share of the New Common Stock for each ______ shares of the Old Common Stock previously represented by such certificate.”

SECOND: That in lieu of a meeting and vote of all of the stockholders, the stockholders holding shares representing no less than the majority of voting power with respect to the matters to be acted upon (the holders of outstanding shares of Common Stock entitled to vote) have given consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by a duly authorized officer on this  [__] day of   [______], 2021.

HG HOLDINGS, INC.

By:
Name:
Title